This announcement is not a solicitation of a Consent. The Consent Solicitation is made solely by the Consent Statement dated October 28, 1997 and the accompanying Consent Card.

                        NIAGARA MOHAWK POWER CORPORATION

                       NOTICE OF SOLICITATION OF CONSENTS
               RELATING TO THE FOLLOWING SERIES OF PREFERRED STOCK

      Niagara Mohawk Power Corporation, a New York corporation (the "Corporation"), is soliciting consents (the "Consents"), as set forth in the Consent Statement dated October 28, 1997 (the "Consent Statement") and in the accompanying Consent Card, from the holders of its preferred stock described below to permit the Corporation to issue up to $5 billion in unsecured indebtedness in excess of the present limitation of $700 million (the "Proposal"). The Proposal is described in more detail in the Consent Statement.

      If Consents are received (and not revoked) from the holders of a majority of the votes entitled to be cast by the holders of the preferred stock, the Proposal will become effective and the Corporation will make a special cash payment in the amount of $1.00 per share of preferred stock ($0.25 for $25 par preferred stocks) to each holder of record of the preferred stock on October 23, 1997. Only holders of record at the close of business on October 23, 1997 will be entitled to grant Consents.

      If the Proposal is approved, the Corporation will pay to a designated Soliciting Dealer (as defined in the Consent Statement) a solicitation fee of $1.00 per share ($0.25 per share for $25 par preferred stocks) for each share of preferred stock as to which a consent is granted (and not revoked) by a beneficial owner holding less than 2,500 (or 10,000 with respect to $25 par preferred stocks) shares if such consent is received prior to the effectiveness of the Proposal, subject to certain other conditions. A designated Soliciting Dealer is not entitled to a solicitation fee for shares of preferred stock owned by such Soliciting Dealer. See "Reasons for the Proposal--Solicitation of Consents" in the Consent Statement.


                                                SHARES                  AGGREGATE               CASH PAYMENT
         SERIES/CUSIP NUMBER                 OUTSTANDING                  VOTES                   PER SHARE
         -------------------                 -----------                  -----                   ---------
CUMULATIVE PREFERRED $100 PAR
    3.40% SERIES/653522 201                     200,000                   200,000                   $1.00
    3.60% SERIES/653522 300                     350,000                   350,000                   $1.00
    3.90% SERIES/653522 409                     240,000                   240,000                   $1.00
    4.10% SERIES/653522 508                     210,000                   210,000                   $1.00
    4.85% SERIES/653522 607                     250,000                   250,000                   $1.00
    5.25% SERIES/653522 706                     200,000                   200,000                   $1.00
    6.10% SERIES/653522 805                     250,000                   250,000                   $1.00
    7.45% SERIES                                222,000                   222,000                   $1.00
    7.72% SERIES/653522 888                     400,000                   400,000                   $1.00
CUMULATIVE PREFERRED $25 PAR
    7.85% SERIES/653522 813                     731,204                   182,801                   $0.25
    8.375% SERIES                               100,000                    25,000                   $0.25
    9.50% SERIES/653522 797                   6,000,000                 1,500,000                   $0.25
ADJUSTABLE RATE PREFERRED $25 PAR
    SERIES A/653522 854                       1,200,000                   300,000                   $0.25
    SERIES B/653522 847                       1,750,000                   437,500                   $0.25
    SERIES C/653522 839                       2,000,000                   500,000                   $0.25

    SHAREHOLDERS ARE REQUESTED TO RETURN THEIR CONSENT BY DECEMBER 3, 1997. CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO EFFECTIVENESS OF THE PROPOSAL. SEE "CONSENT PROCEDURES--REVOCATION OF CONSENTS" IN THE CONSENT STATEMENT.

                            The Information Agent is:
                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers call (212) 269-5550 (collect)
                   All others call (800) 290-6432 (toll-free)

                           The Solicitation Agent is:
                               MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           (888) 654-8637 (toll-free)
                             Attn: Susan L. Weinberg

October 29, 1997